                                                                    EXHIBIT 99.1




                     NOBLE DRILLING CORPORATION THRIFT PLAN




                 FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES

                           DECEMBER 31, 1994 AND 1993

                         TOGETHER WITH AUDITORS' REPORTS

                     NOBLE DRILLING CORPORATION THRIFT PLAN
            INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES
                                DECEMBER 31, 1994

                                                                                                               PAGE
                                                                                                               ----
REPORT OF INDEPENDENT ACCOUNTANTS                                                                                 3

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS                                                                          4

FINANCIAL STATEMENTS

           Statements of net assets available
           for benefits at December 31, 1994 and 1993                                                             5

           Statements of changes in net assets available
           for benefits for the years ended
           December 31, 1994 and 1993                                                                             6

           Notes to Financial Statements                                                                     7 - 11

           Exhibit 1 - Statements of net assets available for
           benefits - by fund at December 31, 1994 and 1993                                                 12 - 13

           Exhibit 2 - Statements of changes in net assets available for benefits - by fund for the years ended
           December 31, 1994 and 1993                                                                       14 - 15


SUPPLEMENTAL SCHEDULES*

           Item 27(a) - Schedule of assets held for investment purposes at
           December 31, 1994 (Schedule I)                                                                   16 - 17

           Item 27(d) - Schedule of reportable transactions for the year ended
           December 31, 1994 (Schedule II)                                                                       18

* Other schedules required by Section 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA have been omitted since they are not applicable.

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Employee Benefits Committee of
the Noble Drilling Corporation Thrift Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Noble Drilling Corporation Thrift Plan at December 31, 1994, and the changes in net assets available for benefits for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the plan's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

Our audit was performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The additional information included in the Supplemental Schedules I and II is presented for purposes of additional analysis and is not a required part of the basic financial statements but is additional information required by ERISA. The Fund Information in Exhibits 1 and 2 at December 31, 1994 and for the year then ended is presented for purposes of additional analysis rather than to present the net assets available for benefits and the changes in net assets available for benefits of each fund. The Supplemental Schedules I and II and the Fund Information in Exhibits 1 and 2 at December 31, 1994 and for the year then ended have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

PRICE WATERHOUSE LLP
Houston, Texas
June 22, 1995

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Employee Benefits Committee of the
Noble Drilling Corporation Thrift Plan:


We have audited the accompanying statement of net assets available for benefits of the Noble Drilling Corporation Thrift Plan as of December 31, 1993, and the related statement of changes in net assets available for benefits for the year ended December 31, 1993. These financial statements are the responsibility of the Employee Benefits Committee. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Employee Benefits Committee, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Noble Drilling Corporation Thrift Plan as of December 31, 1993, and the changes in its net assets available for benefits for the year ended December 31, 1993 in conformity with generally accepted accounting principles.


Arthur Andersen LLP


Houston, Texas
June 27, 1994

                     NOBLE DRILLING CORPORATION THRIFT PLAN
                 STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

                                                               DECEMBER 31,
                                                      --------------------------
                                                         1994            1993
                                                      ----------      ----------
ASSETS

   Cash                                               $       35      $   19,906
   Investments, at market value:
         Short-term investments                          680,381       1,479,486
         Noble Drilling Corporation
           common stock                                1,765,902       2,345,963
         Noble Affiliates, Inc.
           common stock                                  116,622         126,087
         Other corporate stocks                          882,264       1,013,038
         United States government securities             976,534       1,172,329
         Mutual fund                                     961,660               0
   Contributions receivable:
         Participants                                     45,951          41,510
         Noble Drilling Corporation                       27,659          60,594
   Dividends and interest receivable                      25,513          12,439
                                                      ----------      ----------

                                                       5,482,521       6,271,352
LIABILITIES

   Excess contributions refundable
            to employees                                  20,443          46,956
   Trust fees payable                                     12,307           6,974
   Other fees payable                                      1,688           1,837
   Due to Trustee                                              0          23,850
                                                      ----------      ----------

NET ASSETS AVAILABLE FOR BENEFITS                     $5,448,083      $6,191,735
                                                      ==========      ==========



   The accompanying notes are an integral part of these financial statements.

                     NOBLE DRILLING CORPORATION THRIFT PLAN
           STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

                                             FOR THE YEARS ENDED DECEMBER 31,
                                             --------------------------------
                                                 1994                1993
                                             -----------          -----------
NET INVESTMENT INCOME
     Interest                                $   112,722          $   120,438
     Dividends                                    33,042               15,086
                                             -----------          -----------
                                                 145,764              135,524

     Less: investment expenses                   (45,204)             (45,721)
                                             -----------          -----------

     Net investment income                       100,560               89,803

NET (LOSS)GAIN ON INVESTMENTS                 (1,008,817)           1,414,429

CONTRIBUTIONS
     Participants                                586,598              453,134
     Employer                                    349,299              303,408

WITHDRAWALS                                     (771,292)          (1,158,354)
                                             -----------          -----------

NET (DECREASE) INCREASE IN NET
   ASSETS AVAILABLE FOR BENEFITS                (743,652)           1,102,420

NET ASSETS AVAILABLE FOR BENEFITS,
     beginning of year                         6,191,735            5,089,315
                                             -----------          -----------

NET ASSETS AVAILABLE FOR BENEFITS,
     end of year                             $ 5,448,083          $ 6,191,735
                                             ===========          ===========



   The accompanying notes are an integral part of these financial statements.

                     NOBLE DRILLING CORPORATION THRIFT PLAN
                          NOTES TO FINANCIAL STATEMENTS


1.     FORMATION OF THE PLAN:

Noble Drilling Corporation ("the Company") established the Noble Drilling Corporation Thrift Plan ("the Plan") effective January 1, 1986. Prior to October 1, 1985, the Company was a wholly-owned subsidiary of Noble Affiliates, Inc. ("NAI"). Effective as of that date the Company was recapitalized and its common stock was distributed to the shareholders of NAI in a tax-free spin-off. The Company's employees had participated in the Noble Affiliates, Inc. Thrift and Profit Sharing Plan ("the NAI Plan") prior to October 1, 1985, and continued to participate in the NAI Plan through December 31, 1985.

Participants in the NAI Plan carried over certain service, eligibility and vesting benefits upon entering the Plan.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Accounting

The Plan's financial statements are prepared on the accrual basis of accounting in conformity with generally accepted accounting principles.

Investments

Investments traded on national securities exchanges are valued at closing prices on the last business day of the year; investments traded on the over-the-counter market are valued at an average of the last reported bid and ask prices. The cost of investments sold is determined on the basis of average cost.

Under the terms of the Plan, Exchange National Bank and Trust Company of Ardmore, Oklahoma ("the Trustee"), on behalf of the Plan, acquires, holds and disposes of securities including the common stock of the Company owned by the Plan effective August 1, 1994. Prior to August 1, 1994, Bank of Oklahoma, N.A. performed such services for the Plan.

Expenses

Plan administration expenses are paid by the Plan, unless paid by the Company, at the Company's sole discretion. For the years ended December 31, 1994 and 1993, all administrative expenses were paid by the Plan.

Excess Contributions Refundable to Employees

Excess contributions refundable to highly compensated employees represent the refunds necessary to meet certain nondiscrimination provisions of the Internal Revenue Code of 1986, as amended ("the Code").

3.     DESCRIPTION OF THE PLAN:

The Plan is a defined contribution plan. All domestic employees are eligible to enroll in the Plan on the January 1 or July 1 following the date the employee completes one year of service. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and is administered by the Employee Benefits Committee of the Company, whose members are appointed by the Company's Board of Directors. The Company will make available to participants a copy of the Plan document to provide complete information, if requested.

Bawden (U.S.) Employees' Retirement Savings Plan Merger

Effective August 1, 1989, the Plan was amended by restating the Plan in its entirety. The principal purpose of the amendment was to reflect the merger of the Bawden (U.S.) Employees' Retirement Savings Plan ("the Bawden Plan") with and into the Plan. As a result of the merger, certain provisions of the Bawden Plan were required to be carried over and applied with respect to the assets representing the benefits accrued by former Bawden Plan participants under the Bawden Plan. Under the terms of the resulting plan, any employee who was a participant in the Bawden Plan on July 31, 1989, became immediately eligible to participate in the Plan, as restated. With respect to benefits accrued to such participants under the Bawden Plan prior to August 1, 1989, such accrued benefits were not decreased by virtue of the application of any of the provisions of the Plan, as restated. In addition, any early retirement benefit, retirement-type subsidy or optional form of benefit which may have been applicable to such participant's accrued benefit under the Bawden Plan prior to August 1, 1989, has been specifically preserved under the terms of the Plan, as restated. With respect to benefits accrued under the Plan, as restated, by former Bawden Plan participants from and after August 1, 1989, the terms of the Plan apply without material change.

The assets of the Bawden Plan were held in a separate account after the merger of the Bawden Plan into the Plan. During 1993, the former Bawden Plan participants elected to invest their Bawden Plan participant account balances in the investment options available under the Plan.

Significant Amendments

Effective January 12, 1991, the Plan was amended to provide that employment prior to that date by Transworld Drilling Company or its affiliated companies would be counted for purposes of determining any period of eligibility to participate or to vest in benefits under the Plan.

Effective January 27, 1992, the Plan's related trust was amended to provide pass-through voting rights for shares of common stock of the Company credited to a participant's accounts (whether or not vested) under the Plan.

Effective as of January 1, 1994, the Plan was amended to allow for participant loans in accordance with the terms set forth in the amended plan. There were no participant loans processed during 1994 and no loans outstanding as of December 31, 1994.

Effective June 24, 1994, the Plan's related trust was amended to provide for appointment of a successor trustee in accordance with the terms set forth in the amended plan. Pursuant to the amended provision, the Plan assets and trustee functions were transferred from the Bank of Oklahoma, N.A. to Exchange National Bank and Trust Company of Ardmore, Oklahoma, effective August 1, 1994.

On December 30, 1994, the Plan was amended (i) effective as of August 1, 1989, to place specified limits on the compensation of a participant that could be taken into account under the Plan for specified plan years, (ii) effective as of January 1, 1993, to provide for transfers of eligible rollover distributions, and (iii) effective as of January 1, 1994, to provide clarification regarding the conclusive and binding effect of determinations made by the Employee Benefits Committee and regarding adoption of the Plan and its related trust by affiliates of the Company and amendment of the Plan and its related trust. Additionally, by amendment on December 30, 1994, certain amendments to provisions of the Plan as in effect prior to August 1, 1989 were effected.

Contributions

Participants contribute to the Plan on a pre-tax basis only. However, certain participants' accounts transferred from the NAI Plan included after-tax contributions.

Participants may contribute up to 10 percent, up to a limit of $9,240 and $8,994 in 1994 and 1993, respectively, of their base compensation to the Plan. The Plan provides for the following matching contributions:

                                                  Percentage of                        Matching Contribution
                 Participant's              Participant's Contribution                Limited to the Following
              Years of Vesting                     Matched by                                Percentage of
                   Service                        the Company                         Participant's Compensation
              ----------------              --------------------------                --------------------------
                  Less than 15                           70%                                         6%
                  15 or more                            100%                                         6%

Effective January 1, 1990, the Plan was amended to provide that the Company's matching contributions would be made in common stock of the Company.

Termination

The Plan is to continue indefinitely; however, the right to terminate participation in the Plan, subject to the provisions of ERISA, is reserved by the Company. Upon notice of termination or permanent suspension of contributions, the accounts of all participants affected thereby shall become fully vested and shall be distributed in accordance with the provisions of the Plan.

Withdrawals

Withdrawals are permitted in the event of termination of employment, retirement, permanent disability, death or financial hardship, as defined in the Plan. In-service withdrawals may be made from a participant's after-tax account. Additionally, vested participants may make in-service withdrawals from the Company's matching account. However, only one in-service withdrawal may be made by a participant in a 12-month period. Net assets available for benefits as of December 31, 1994 and 1993, include amounts pending distribution to participants of $82,738 and $222,044, respectively.

Participant Accounts

Separate accounts are maintained for each participant. Participant accounts are credited with pre-tax contributions, rollover contributions, if any, the Company's matching contributions and an allocation of investment earnings and losses. Furthermore, participant accounts are adjusted for withdrawals and transfers among investment options, if any.

Participants have an option as to the manner in which their contributions may be invested. Separate funds are maintained and participants may direct their investments in ten percent increments as follows:

    Fund                                          Investments
    ----                                          -----------
    Fund A                          United States government securities,
                                    highly rated corporate bonds and preferred
                                    stocks, commercial paper and cash deposits.

    Fund B                          Readily marketable common stocks.

    Fund I                          Short-term United States government
                                    securities, certificates of deposit,
                                    high-grade commercial paper, guaranteed
                                    investment contracts or funds invested
                                    solely in such items.

    Fund N                          NAI common stock purchased by Plan
                                    participants prior to spin-off from NAI.

    Fund ND                         Noble Drilling Corporation common stock
                                    (limited to a maximum of 50 percent of
                                    contributions).

See Exhibits 1 and 2 for financial information by fund.

Plan participants may not contribute to Fund N. Plan participants may, however, convert investments in Fund N to another fund. The General Fund is used to pay certain Plan expenses and consists of short-term, highly liquid investments in money market funds.

The Bawden Plan's investments consisted of guaranteed investment contracts and common stock of the Company. During January 1993, the guaranteed investment contract was liquidated and the proceeds were invested in the separate funds at the election of the participants.

Vesting

A participant's contributions are 100 percent vested. Participants become fully vested in the Company's matching contributions upon five years of credited service. Also, a participant becomes fully vested in the Company's matching contributions, regardless of years of service, if employment is terminated due to normal retirement, total disability or death. Unallocated forfeitures of $48,932 and $41,429 at December 31, 1994 and 1993, respectively, may be used to reduce future Company matching contributions.

4.     INCOME TAXES:

The Plan obtained its latest determination letter on May 15, 1990, in which the Internal Revenue Service stated the Plan, as then designed, was in compliance with the applicable requirements of the Code. The Plan has been amended since receiving the determination letter. A request for an updated determination letter was filed in March 1995, but a response has not been received. However, management believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Code. Therefore, management believes that the Plan remains qualified and the related Trust remains exempt as of December 31, 1994 and 1993.

5.     NET (LOSS) GAIN ON INVESTMENTS:

The net (loss) gain on investments for the years ended December 31, is as follows:

                                                      1994               1993
                                                   -----------       -----------
Noble Drilling Corporation common stock            $  (799,571)      $ 1,221,158
Noble Affiliates, Inc. common stock                     18,217            43,893
Other corporate stocks                                (142,008)          111,109
United States government securities                    (97,115)           38,369
Mutual fund                                             11,660                 0
                                                   -----------       -----------
     Total net (loss) gain on investments          $(1,008,817)      $ 1,414,429
                                                   ===========       ===========


6.     PARTY-IN-INTEREST TRANSACTIONS:

Net assets of the Plan include amounts invested in a pooled money market fund issued and managed by Exchange National Bank and Trust Company of Ardmore, Oklahoma, the Plan trustee; as such, these investments qualify as party-in-interest transactions.

7.     SUBSEQUENT EVENT:

Effective as of May 1, 1995, the Plan was amended to allow field hourly employees to make contributions from both straight-time and overtime pay.

                                                                       EXHIBIT 1
                                                                   (Page 1 of 2)

                     NOBLE DRILLING CORPORATION THRIFT PLAN
            STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS - BY FUND
                                DECEMBER 31, 1994

                                                                                                           NON -
                                                          PARTICIPANT DIRECTED                    PARTICIPANT DIRECTED
                                          ----------------------------------------------------    --------------------
                                                                                                              GENERAL
                                            FUND A        FUND B        FUND I       FUND ND       FUND N      FUND          TOTAL
                                            ------        ------        ------       -------       ------     -------        -----
ASSETS

Cash                                      $         0  $         0  $         0  $         0  $         0  $        35   $        35
Investments, at market value:
    Short-term investments                    334,758       57,501       29,058       51,827        7,673      199,564       680,381
    Noble Drilling Corporation
       common stock                                 0       14,241            0    1,751,661            0            0     1,765,902
    Noble Affiliates, Inc. common stock             0       26,532            0            0       90,090            0       116,622
    Other corporate stock                           0      882,264            0            0            0            0       882,264
    United States government securities       976,534            0            0            0            0            0       976,534
    Mutual fund                                     0            0      961,660            0            0            0       961,660
Contributions receivable:
    Participants                               13,126        7,706       13,602       11,517            0            0        45,951
    Noble Drilling Corporation                      0            0            0       27,659            0            0        27,659
Dividends and interest receivable              22,640        2,038           57          159           26          593        25,513
Interfund transfers receivable (payable)          152          112          113          205           11         (593)            0
                                          -----------  -----------  -----------  -----------  -----------  -----------   -----------
                                            1,347,210      990,394    1,004,490    1,843,028       97,800      199,599     5,482,521

LIABILITIES
    Excess contributions refundable
       to employees                             6,251        3,214        5,228        5,750            0            0        20,443
    Trust fees payable                          7,156        5,151            0            0            0            0        12,307
    Other fees payable                          1,688            0            0            0            0            0         1,688
                                          -----------  -----------  -----------  -----------  -----------  -----------   -----------
NET ASSETS AVAILABLE FOR
    BENEFITS                              $ 1,332,115  $   982,029  $   999,262  $ 1,837,278  $    97,800  $   199,599   $ 5,448,083
                                          ===========  ===========  ===========  ===========  ===========  ===========   ===========



         The accompanying financial statements and notes are an integral part of this exhibit.

                                                                       EXHIBIT 1

                                                                   (Page 2 of 2)

                     NOBLE DRILLING CORPORATION THRIFT PLAN
            STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS - BY FUND
                                DECEMBER 31, 1993

                                                                                                           NON -
                                                          PARTICIPANT DIRECTED                    PARTICIPANT DIRECTED
                                          ----------------------------------------------------    --------------------
                                                                                                              GENERAL
                                            FUND A        FUND B        FUND I       FUND ND       FUND N      FUND          TOTAL
                                            ------        ------        ------       -------       ------     -------        -----
ASSETS

Cash                                      $    19,906  $         0  $         0   $         0   $         0  $       0   $    19,906
Investments, at market value:
    Short-term investments                    279,602       48,146      952,909         1,509         9,062    188,258     1,479,486
    Noble Drilling Corporation
       common stock                                 0       21,210            0     2,324,753             0          0     2,345,963
    Noble Affiliates, Inc. common stock             0       28,408            0             0        97,679          0       126,087
    Other corporate stocks                          0    1,013,038            0             0             0          0     1,013,038
    United States government securities     1,172,329            0            0             0             0          0     1,172,329
Contributions receivable:
    Participants                               12,073        8,250       13,635         7,552             0          0        41,510
    Noble Drilling Corporation                      0            0            0        60,594             0          0        60,594
Dividends and interest receivable               7,979        1,952        2,311           176            21          0        12,439
Interfund transfers receivable (payable)        4,419        4,720       (5,889)       (3,248)            8        (10)            0
                                          -----------  -----------  -----------   -----------   -----------  ---------   -----------
                                            1,496,308    1,125,724      962,966     2,391,336       106,770    188,248     6,271,352

LIABILITIES

    Excess contributions refundable
       to employees                            13,602       15,665       13,189         4,500             0          0        46,956
    Trust fees payable                          1,736        1,244        1,124         2,744           126          0         6,974
    Other fees payable                          1,837            0            0             0             0          0         1,837
    Due to Trustee                                  0       23,850            0             0             0          0        23,850
                                          -----------  -----------  -----------   -----------   -----------  ---------   -----------
NET ASSETS AVAILABLE FOR
    BENEFITS                              $ 1,479,133  $ 1,084,965  $   948,653   $ 2,384,092   $   106,644  $ 188,248   $ 6,191,735
                                          ===========  ===========  ===========   ===========   ===========  =========   ===========

   The accompanying financial statements are an integral part of this exhibit.

                                                                       EXHIBIT 2
                                                                   (Page 1 of 2)

                     NOBLE DRILLING CORPORATION THRIFT PLAN
       STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS - BY FUND
                      FOR THE YEAR ENDED DECEMBER 31, 1994


                                                                                                           NON -
                                                          PARTICIPANT DIRECTED                    PARTICIPANT DIRECTED
                                          ----------------------------------------------------    --------------------
                                                                                                            GENERAL
                                       FUND A         FUND B        FUND I       FUND ND       FUND N        FUND            TOTAL
                                       ------         ------        ------       -------       ------       -------          -----
NET INVESTMENT INCOME (LOSS):
    Interest                        $    80,840   $     2,422   $    23,289   $     1,854   $       544   $     3,773   $   112,722
    Dividends                                 0        32,457             0             0           585             0        33,042
                                    -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                         80,840        34,879        23,289         1,854         1,129         3,773       145,764
    Less:  investment expenses          (20,427)      (15,160)       (3,344)       (5,573)         (516)         (184)      (45,204)
                                    -----------   -----------   -----------   -----------   -----------   -----------   -----------

NET INVESTMENT INCOME (LOSS)             60,413        19,719        19,945        (3,719)          613         3,589       100,560

NET (LOSS) GAIN ON INVESTMENTS          (97,115)     (108,578)       11,660      (808,319)       (6,465)            0    (1,008,817)

CONTRIBUTIONS:
    Participants                        167,600       113,799       174,700       130,499             0             0       586,598
    Employer                                  0             0             0       349,299             0             0       349,299

WITHDRAWALS                            (267,461)     (139,275)     (146,553)     (216,247)       (1,756)            0      (771,292)
INTERFUND TRANSFERS, NET                (10,455)       11,399        (9,143)        1,673        (1,236)        7,762             0
                                    -----------   -----------   -----------   -----------   -----------   -----------   -----------

NET INCREASE (DECREASE) IN NET
    ASSETS AVAILABLE FOR BENEFITS      (147,018)     (102,936)       50,609      (546,814)       (8,844)       11,351      (743,652)

NET ASSETS AVAILABLE FOR BENEFITS,
        beginning of year             1,479,133     1,084,965       948,653     2,384,092       106,644       188,248     6,191,735
                                    -----------   -----------   -----------   -----------   -----------   -----------   -----------
NET ASSETS AVAILABLE FOR BENEFITS,
        end of year                 $ 1,332,115   $   982,029   $   999,262   $ 1,837,278   $    97,800   $   199,599   $ 5,448,083
                                    ===========   ===========   ===========   ===========   ===========   ===========   ===========


The accompanying financial statements and notes are an integral part of this exhibit.

                                                                       EXHIBIT 2
                                                                   (Page 2 of 2)

                     NOBLE DRILLING CORPORATION THRIFT PLAN
       STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS - BY FUND
                      FOR THE YEAR ENDED DECEMBER 31, 1993


                                                      PARTICIPANT DIRECTED
                                          -----------------------------------------------

                                       FUND A         FUND B        FUND I       FUND ND
                                       ------         ------        ------       -------
NET INVESTMENT INCOME (LOSS):
    Interest                        $    81,658   $     4,591   $    28,638   $     1,772
    Dividends                                 0        14,365             0             0
                                    -----------   -----------   -----------   -----------
                                         81,658        18,956        28,638         1,772
    Less:  investment expenses          (16,284)      (11,078)       (5,040)      (10,794)
                                    -----------   -----------   -----------   -----------

NET INVESTMENT INCOME (LOSS)             65,374         7,878        23,598        (9,022)

NET GAIN ON INVESTMENTS                  38,369       173,214             0     1,162,763

CONTRIBUTIONS:
    Participants                        133,593        89,109       149,891        80,541
    Employer                                  0             0             0       303,408

WITHDRAWALS                            (277,754)     (141,244)     (338,370)     (360,172)
INTERFUND TRANSFERS, NET                170,374       136,595       312,683       (25,521)
                                    -----------   -----------   -----------   -----------

NET INCREASE (DECREASE) IN NET
    ASSETS AVAILABLE FOR BENEFITS       129,956       265,552       147,802     1,151,997

NET ASSETS AVAILABLE FOR BENEFITS,
        beginning of year             1,349,177       819,413       800,851     1,232,095
                                    -----------   -----------   -----------   -----------
NET ASSETS AVAILABLE FOR BENEFITS,
        end of year                 $ 1,479,133   $ 1,084,965   $   948,653   $ 2,384,092
                                    ===========   ===========   ===========   ===========




                                                        NON -
                                                 PARTICIPANT DIRECTED
                                         ----------------------------------
                                                      GENERAL        BAWDEN
                                         FUND N        FUND           PLAN         TOTAL
                                         ------       -------        -------       -----
NET INVESTMENT INCOME (LOSS):
    Interest                          $       403   $         0   $     3,376   $   120,438
    Dividends                                 721             0             0        15,086
                                      -----------   -----------   -----------   -----------
                                            1,124             0         3,376       135,524
    Less:  investment expenses               (623)          (98)       (1,804)      (45,721)
                                      -----------   -----------   -----------   -----------

NET INVESTMENT INCOME (LOSS)                  501           (98)        1,572        89,803

NET GAIN ON INVESTMENTS                    34,379             0         5,704     1,414,429

CONTRIBUTIONS:
    Participants                                0             0             0       453,134
    Employer                                    0             0             0       303,408

WITHDRAWALS                               (38,270)            0        (2,544)   (1,158,354)
INTERFUND TRANSFERS, NET                  (14,280)      166,885      (746,736)            0
                                      -----------   -----------   -----------   -----------

NET INCREASE (DECREASE) IN NET
    ASSETS AVAILABLE FOR BENEFITS         (17,670)      166,787      (742,004)    1,102,420

NET ASSETS AVAILABLE FOR BENEFITS,
        beginning of year                 124,314        21,461       742,004     5,089,315
                                      -----------   -----------   -----------   -----------
NET ASSETS AVAILABLE FOR BENEFITS,
        end of year                   $   106,644   $   188,248   $         0   $ 6,191,735
                                      ===========   ===========   ===========   ===========



   The accompanying financial statements are an integral part of this exhibit.

                                                                      SCHEDULE I
                                                                   (Page 1 of 2)

                     NOBLE DRILLING CORPORATION THRIFT PLAN
          ITEM 27(A) - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                                DECEMBER 31, 1994

                                                                       Number  of                       (e) Current
(b)    Identity of Issue                    (c)  Description             Shares        (d) Cost             Value
- - ------------------------                    -----------------          ----------      --------         -----------
*   ENB Pooled MM Fund                      money market fund            680,381      $ 680,381          $ 680,381
                                                                                       --------           --------

*   Noble Drilling Corporation              common stock                 300,579      1,683,401          1,765,902
                                                                                      ---------          ---------

    Noble Affiliates, Inc.                  common stock                   4,712         60,466            116,622
                                                                                      ---------          ---------

    OTHER CORPORATE STOCKS:

    AirTouch Communications                 common stock                     800         17,397             23,300
    ALLTEL Corporation                      common stock                   1,200         27,814             36,150
    Belo A. H. Corp.                        series A common stock            400         15,928             22,600
    Burlington Res. Inc.                    common stock                     600         22,476             21,000
    Colgate Palmolive Company               common stock                     400         23,028             25,350
    Comcast Cable Partners                  common stock                   1,500         22,500             24,000
    Diebold, Inc.                           common stock                     900         16,428             37,012
    Dillard Dept. Stores, Inc.              common stock                     600         23,047             16,050
    Eastman Kodak Co.                       common stock                     500         24,537             23,875
    Emerson Electric                        common stock                     400         24,063             24,950
    Exxon Corp.                             common stock                     200          9,166             12,150
    Felcor Suite Hotels, Inc.               common stock                   1,100         24,475             21,450
    Gillette Co.                            common stock                     300         15,773             22,462
    Harcourt Gen. Inc.                      common stock                     700         24,515             24,675
    Kimberly Clark Corp.                    common stock                     400          4,290             20,150
    Kirby Corp.                             common stock                   2,000         23,870             39,500
    Litton Inds., Inc.                      common stock                     600         17,372             22,200
    Loctite Corp.                           common stock                     500         20,526             23,250
    MCI Communications Corp.                common stock                   1,200         26,900             22,050
    Mobil Oil                               common stock                     388         11,921             32,689
    Morton Intl.                            common stock                   1,000         26,763             28,500
    Nelson Thomas Inc.                      common stock                   1,100         20,238             26,400
    Northern Trust Corp.                    common stock                     600         23,850             21,000
    Olsten Corp.                            common stock                   1,000         26,066             31,750
    Pepsi Co., Inc.                         common stock                     600         23,200             21,750
    Pillowtex Corp.                         common stock                   2,000         24,140             19,500
    Raytheon Corporation                    common stock                     400         25,752             25,550
    Schering Plough Corp.                   common stock                     500          4,475             37,000
    Sherwin-Williams Corp.                  common stock                     700         12,854             23,364
    Stewart & Stevenson Svcs., Inc.         common stock                     800         21,870             27,600
    Telefonos de Mexico ADR CL L            common stock                     400         18,560             16,400
    Tyco International Ltd.                 common stock                     500         23,910             23,750
    U S Healthcare Inc.                     common stock                     450         13,926             18,562
    Union Pacific Corp.                     common stock                     400         19,946             18,150
    Western Atlas Inc.                      common stock                     600         22,239             22,575
                                                                                      ---------          ---------
           Total Common Stock                                                           703,815            856,714

    CCI Redeemable Preferred                                                 700         22,750             25,550
                                                                                      ---------          ---------
Total other corporate stocks                                                          $ 726,565          $ 882,264
                                                                                      ---------          ---------


*Identified party-in-interest

                                                                      SCHEDULE I
                                                                   (Page 2 of 2)

                    NOBLE DRILLING CORPORATION THRIFT PLAN
         ITEM 27(A) - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                              DECEMBER 31, 1994

                                                                Interest  Maturity   Principal                 (e) Current
(b)    Identity of Issue                    (c)  Description     Rate %     Date       Amount       (d) Cost        Value
- - ------------------------                    -----------------  ---------  --------   ---------      ---------  -----------
United States government
     securities:

U.S. Government                             Treasury Note        4.125     05/31/95   $  100,000   $   98,988   $   99,063

U.S. Government                             Treasury Note        7.500     11/15/01      250,000      263,437      245,548

U.S. Government                             Treasury Note        6.125     12/31/96      650,000      667,164      631,923
                                                                                                   ----------   ----------

                Total United States government securities                                           1,029,589      976,534
                                                                                                   ----------   ----------

Institutional Investor's
   GIC Fund                     Mutual fund                                                           950,000      961,660
                                                                                                   ----------   ----------

                Total assets held for investment purposes                                          $5,130,402   $5,383,363
                                                                                                   ==========   ==========

                                                                     SCHEDULE II


                     NOBLE DRILLING CORPORATION THRIFT PLAN
                ITEM 27(d) - SCHEDULE OF REPORTABLE TRANSACTIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1994


  (a) Identity of          (b) Description      Number of   Number   (c) Purchase  (d) Selling    (g) Cost of
  Party Involved              of Asset          Purchases  of Sales   Price ($)     Price ($)   Asset Sold ($)
- - ----------------------    -------------------   ---------  --------  ------------  -----------  -------------
Bank of Oklahoma          SEI Treasury I Fund      139         83    2,331,899      3,802,691     3,802,691
Exchange National Bank    ENB Pooled MM Fund       101         59    2,112,571      1,325,194     1,325,194

U.S. Treasury Note        7.500%, 11/15/01           1          -      338,812              -             -
                          6.125%, 12/31/96           1          -      667,164              -             -

Institutional Investors   GIC Fund                   1          -      950,000              -             -


                           (h) Current Value of
  (a) Identity of                Asset on          (i) Net
  Party Involved           Transaction Date ($)   Gain ($)
- - ----------------------     --------------------   --------
Bank of Oklahoma               3,802,691            -
Exchange National Bank         1,325,194            -

U.S. Treasury Note                     -            -
                                       -            -

Institutional Investors                -            -

=================================================

           As defined by Section 2520.103-6 of the Department of Labor
         Rules and Regulations governing reporting and disclosure under the Employee Retirement Income Security Act of 1974, as amended, the above are reportable transactions of the Noble Drilling
              Corporation Thrift Plan. Columns (e) and (f) have
                been omitted because they are not applicable.